CERTIFICATE OF INCORPORATION

                                       OF

                        ICY SPLASH FOOD & BEVERAGE, INC.








Filed by:
                   Beckman & Millman, P.C.
                   116 John Street
                   Suite 1313
                   Now York, New York 10038











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                          CERTIFICATE OF INCORPORATION



                        ICY SPLASH FOOD & BEVERAGE, INC.




Under Section 402 of the Business Corporation Law.

     The undersigned, for the purpose of forming a corporation pursuant to
Section 402 of the Business Corporation Law of the State of New York, does hereby certify and set forth:

     FIRST: The name of the corporation is ICY SPLASH FOOD & BEVERAGE, INC.

     SECOND: The purposes for which the corporation is formed are:

     To engage in any lawful act or activity for which corporations may be organized under the business corporation law, provided that the corporation is not formed to engage in any act or activity which requires the act or approval of any state official, department, board, agency or other body without such approval or consent first being obtained.

     To manufacture, buy, sell, distribute, job, to be a franchise dealer licensee, import, export and otherwise deal in food and food products of every kind and description, and other related and unrelated products at wholesale and at retail and as principal and agent.

     To manufacture, prepare, buy, sell, deal in, trade in, import and export bread, butter, butter substitutes; biscuits and crackers; milk, cream, eggs, cheeses, cereals, grain, corn products, yeast, baking powder. flour, cakes, pies; sugar, molasses, teas, coffees, cocoa, chocolate, honey, fruits, confectionery meats, poultry, game, fish, sea food; vegetables; sauces, relishes, condiments, spices, nuts, liquors, beer, tobacco; kitchen utensils and appliances, soaps, cleaners, drugs, brooms; canned goods of every description; preserves, jams, jellies, marmalades; groceries, dairy products, meat products, delicatessen and food compounds, appetizers, delicacies and preparations of every description.

     To engage in the business of buying and selling the products of abattoirs, bakers, beveragers, brewers, canners, condensers, dairymen,


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pressers and processers of food and food products of all kinds, drugs, cosmetics and other products of all kinds, liquid or solid.

     To buy, sell, deliver, distribute, job, to be a franchise dealer licensee, import, export and otherwise deal in soft drinks, soda, beer, ale and beverages of every kind and description, and other related and unrelated products at wholesale or at retail and as principal and agent.

     To engage in the business of selling, delivering and otherwise distributing, by means of motor vehicles or otherwise, all liquids, liquors, beverages and fluids that may legally be possessed, bottled and sold; to purchase or manufacture said liquids, beverages and fluids and to manufacture, buy, sell, import and export said liquids, beverages and fluids and the bottles in which they are contained as well as the case necessary to hold said bottles in distribution.

     To create, manufacture, buy and sell and generally deal in plain, fancy and siphon bottles of all kinds, shapes and description. To manufacture, buy and sell machinery and equipment of all kinds and the parts and accessories therefor for filling bottles with any substance, and for sealing, wrapping and packing the same.

     To acquire by purchase, subscription, underwriting or otherwise, and to own, hold for investment, or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of real and personal property of every sort and description and wheresoever situated, including shares of stock, bonds, debentures, notes, scrip, securities, evidences of indebtedness, contracts or obligations of any corporation or association, whether domestic or foreign, or of any firm or individual or of the United States or any state, territory or dependency of the United States or any foreign country, or any municipality or local authority within or without the United States, and also to issue in exchange therefor, stocks, bonds or other securities or evidences of indebtedness of this corporation and, while the owner or holder of any such property, to receive, collect and dispose of the interest, dividends and income on or from such property and to possess and exercise in respect thereto all of the rights, powers and privileges of ownership, including all voting powers thereon.

     To construct, build, purchase, lease or otherwise acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, ease, mortgage, create liens upon, sell, convey or otherwise dispose of and turn to account, any and all plants, machinery, works, implements and things or property, real and personal, of every kind and description, incidental to, connected with, or suitable, necessary or convenient for any of the purposes enumerated herein, including all or any part or parts of the properties, assets, business and goodwill of any persons, firms, associations or corporations.


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     The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation Law, it being intended that this corporation shall have all rights, powers and privileges granted or permitted to a corporation by such statute.

     THIRD: The office of the corporation is to be located in the County of New York, State of New York.

     FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Two Hundred (200), all of which shall be without par value.

     FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served on him is:

                                 Beckman & Millman, P.C.
                                 116 John Street
                                 Suite 1313
                                 New York, New York 10038


     SIXTH: The personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.


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     IN WITNESS WHEREOF, this certificate has been subscribed to this 14th day of June, 1996 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.





                                              /s/ Gerald Weinberg
                                              ---------------------------
                                              GERALD WEINBERG
                                              90 State Street
                                              Albany, New York